Exhibit 99.1

uniQure Announces Company Presentations at Upcoming October Conferences

LEXINGTON, Mass. and AMSTERDAM, the Netherlands, Oct. 02, 2017 (GLOBE NEWSWIRE) — uniQure N.V. (NASDAQ:QURE) a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced company presentations at the following conferences taking place in October:

Alliance for Regenerative Medicine (ARM) 2017 Cell & Gene Meeting on the Mesa, October 4 - 6 2017, at the Estancia La Jolla Hotel & Spa in La Jolla, California.

•                  Jonathan Garen, chief business officer, will present a corporate overview on Wednesday, October 4th, 2017 at 3:30 p.m. PDT. The live webcast can be accessed through the link displayed in the Investor section of the uniQure website. The webcast replay will be available for at least two weeks following the live event.

European Society of Gene & Cell Therapy (EGSCT) 25th Anniversary Congress, October 17 - 20, 2017, at the BCC Berlin in Berlin, Germany.

•                  Members of the uniQure research & development team will be presenting new data focused on the progress and optimization of uniQure’s lead programs in gene therapy:

•                  Title: AAV5-miHTT gene therapy demonstrates sustained huntingtin lowering and functional improvement in Huntington disease mouse models
Session Title: 1b - Ocular and Central Nervous System Gene and Cell Therapy I
Date and Time: Wednesday, October 18th, 2017, from 8:30 - 10:40 am CET

•                  Title: Engineered AAV capsids are successfully produced through the innovative approach of combining directed evolution and the BEVS expression system.
Poster and Date: P347 - Wednesday, October 18th, 2017.

•                  Title: Development and characterization of MFP-inducible GeneSwitch system for AAV5 gene therapy of chronic diseases in the liver
Poster and Date: P160 - Thursday, October 19th, 2017

4th Animal Models of Neurodegenerative Disease Conference, October 22 - 24, 2017, at Chateau Liblice, Czech Republic.

•                  Members of the uniQure research & development team will be presenting new data focused on progress in technologies and development of animal models in gene therapy for Huntington’s disease:

•                  Title: Establishing proof-of-concept of gene therapy for Huntington’s disease.
Date: Tuesday, October 24th, 2017, morning session.

•                  Title: AAV-mediated delivery in large animals.
Date: Monday, October 23rd, 2017, afternoon session.

About uniQure

uniQure is delivering on the promise of gene therapy - single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary and partnered gene therapies to treat patients with hemophilia, Huntington’s disease and cardiovascular diseases. www.uniQure.com

uniQure Contacts:

Maria E. Cantor	Eva M. Mulder	Tom Malone
Direct: 339-970-7536	Direct: +31 20 240 6103	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: +31 6 52 33 15 79	Mobile: 339-223-8541
m.cantor@uniQure.com	e.mulder@uniQure.com	t.malone@uniQure.com